Exhibit 10.41

Peak Holdings LLC
399 Jefferson Road
Parsippany, New Jersey 07054
March 4, 2013
Team Member:

In light of recent performance of Peak Holdings LLC (the “Company”), the board of directors of the Company has decided to modify the vesting terms applicable to certain Class B Units currently held by you. The changes are intended to increase the likelihood that the Internal Rate of Return target with respect to your Class B Units will be satisfied. This increases the likelihood that you will become vested in these Class B Units. In addition, the Company is asking you to waive the EBITDA-based vesting triggers applicable to your Class B-2 Units (in which case such Class B-2 Units will only be eligible to vest as a result of the Internal Rate of Return targets).

Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in the Management Unit Subscription Agreement pursuant to which any Class B Unit was granted to you (each, as amended from time to time, a “Subscription Agreement”).

1.    Effective immediately, Schedule I to each Subscription Agreement shall hereby be amended to replace all references to a “20% annual Internal Rate of Return” with “12% annual Internal Rate of Return”.

2.    Effective immediately, all performance-based vesting conditions based on the achievement of Target EBITDA or Cumulative Target EBITDA amounts are hereby removed and any right to vesting of Class B-2 Units based on the achievement of EBITDA amounts are hereby waived by you. Any unvested Class B-2 Units previously eligible to vest based on the achievement of Target EBITDA or Cumulative Target EBITDA amounts will remain outstanding and eligible to vest based solely on the achievement of the Internal Rate of Return targets set forth in your Subscription Agreement applicable to such Class B-2 Units (as revised pursuant to this letter).

Except as is provided in this letter, each Subscription Agreement shall remain unchanged and continue in full force and effect.

Please indicate your agreement to the changes set forth above in the space provided for your signature below.

By:	/s/ M. Kelley Maggs
Name:	M. Kelley Maggs
Its:	Senior Vice President, Secretary and General Counsel

Agreed to this 4th day of March, 2013

By:
Name:
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